Exhibit 10.1

Direct Line: 925/460-3678

Fax Line: 925/460-3676

cwallace@cooperco.com

January 25, 2005

Mr. Steven M. Neil

26343 Esperanza Drive

Los Altos Hills, CA 94022

Dear Steve:

Thank you for your efforts throughout the past several months in planning for the combination of Ocular Sciences, Inc. and The Cooper Companies, Inc. I am looking forward to working with you as we build the new organization.

As we have discussed I believe our new organization can offer you the type of growth opportunities you are seeking and I anticipate you will make a significant contribution to the Company.

On behalf of The Cooper Companies, Inc. (the “Company” or “Cooper”), I am pleased to offer you the position of Vice President and Chief Financial Officer (“CFO”) reporting to me as the COO of Cooper, effective as of January 26, 2005.

The terms of your new position with the Company are as set forth below:

1.	Term. The terms of this Offer Letter will be in effect for one year following the closing and will expire on the first anniversary of the closing.

2.	Compensation.

a.	Base Salary. You will be paid an annual base salary at the rate of $331,500 per year (“Base Salary”), payable in substantially equal periodic installments with the same frequency as generally provided other employees of Cooper.

b.	Incentive Payment Plan (IPP). You will be eligible to participate in the TCC IPP for fiscal year 2005 (ending October 31, 2005) at a target of 45% of your Base Salary, pro-rated for your period of participation in the plan. All determinations regarding bonus awards under the IPP are made by the Committee (as defined below), in its sole discretion.

c.	Review. Your Base Salary will be subject to periodic review as part of the Company’s regular performance and salary review process.

3.	Stock Options. As an employee of Cooper, you will be eligible to receive a grant of options to acquire TCC shares under the TCC Stock Option Plan (the “Option Plan”). Awards under the Option Plan are made by the TCC Organization and Compensation Committee (the “Committee”), in its sole discretion. I intend to recommend that you receive an initial stock option grant to purchase 30,000 shares. The number of shares, exercise price, vesting and other terms of any such award will be determined by the Committee.

4.	Other Benefits.

a.	You will be eligible to participate in employee benefit plans and receive such fringe benefits as are from time to time made generally available to similarly situated Cooper employees, which benefits currently include medical, dental, life, vision short-term disability and long-term disability insurance plans and flexible spending accounts. Vacation will accrue under the Cooper vacation policy and you will be entitled to holiday pay under the Cooper holiday schedule.

b.	Your participation in the Ocular Sciences 401(k) Plan will end on January 25, 2005. You will be eligible to participate in The Cooper Companies 401(k) Savings Plan on the first payroll following January 26, 2005 Your account balance in the OSI 401(k) Plan will be merged into The Cooper Companies 401(k) Savings Plan in early 2005. You will receive detailed information during the process of merging the plans.

c.	Additional details on benefit plans will be available after the closing.

5.	Demonstration of Best Efforts. You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company. The Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice. You will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Chief Operating Officer of Cooper and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. So long as such activities do not conflict with your duties to the Company, you may accept speaking or presentation engagements in exchange for honoraria and may participate in charitable activities without violating this provision.

6.	Confidentiality of Terms. You agree not to disclose, either directly or indirectly, any information regarding the terms of this agreement, to any person; provided, however, that you may discuss such terms with members of your immediate family and as reasonably required with any legal, tax or accounting specialists who provide you with individual legal, tax or accounting advice provided you advise such persons of these confidentiality provisions. You must also agree to the terms of the attached Employee Proprietary Information and Inventions Agreement.

7.	At-Will Employment/Severance. Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason. However, for the first year following the closing, you will be eligible for severance (“Severance”) if (x) the Company terminates your employment without Cause or (y) you resign for Good Reason.

a.	In order to receive the Severance, you must execute a Separation Agreement, Including Release and Waiver of Claims, in the form attached hereto.

b.	The Severance will equal the remaining Base Salary and IPP bonus which would have been payable to you if you continued employment until the end of the first year following the closing.

c.	Severance amounts will be payable in a single lump sum on the first payroll date administratively feasible following the termination date or, in the case of any payment in respect of the IPP, as soon as administratively feasible following the date on which such IPP payments are made to active employees.

d.	For purposes of this Offer Letter, the following terms shall have the meanings assigned to them below:

(i)	“Cause” shall mean misconduct in the performance of your duties as determined in good faith by the Board of Directors of TCC.

(ii)	“Good Reason” shall mean, without your consent, a reduction in your Base Salary.

8.	Notices. All notices, requests, demands and other communications made pursuant to this letter agreement shall be in writing and shall be deemed duly given (a) if personally delivered, at the time so delivered, (b) if faxed, on the date specified in the transmission confirmation, or (c) if mailed, three days after deposit for mailing at any general or branch United States Post Office enclosed in a registered or certified postpaid envelope addressed to the respective parties as follows:

If to Cooper:	The Cooper Companies, Inc.
6140 Stoneridge Mall Rd., Suite 590
Pleasanton, CA 94588
Attention: Chief Operating Officer
Fax: (925) 460-3648

With a copy to:	The Cooper Companies, Inc.
6140 Stoneridge Mall Road, Suite 590
Pleasanton, CA 94588
Attention: Corporate Secretary
Fax: (925) 460-3662

If to you:
to you at the most recent address in the Company’s records or to such other address as either party may have previously furnished to the other in writing in the manner set forth above provided that such notice of change of address shall only be effective upon receipt.

9. Withholding. All compensation and benefits provided hereunder shall be subject to applicable income tax and other withholding obligations.

10. Governing Law. The validity, interpretation and performance of this letter agreement shall be governed by the laws of the State of California (without giving effect to its choice of law provisions).

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below, and sign and date the Company’s Employee Proprietary Information and Inventions Agreement and return both to me. This letter, together with the Company’s Employee Proprietary Information and Inventions Agreement, sets forth the terms of your employment with the Company (and all affiliates) through the end of the first year following the closing and supersedes all prior representation or agreements either written or oral. This letter may not be modified or amended except by written agreement signed by the Company and you.

I am pleased to be able to extend you this offer and look forward to working with you.

Yours sincerely,

/s/ Robert S. Weiss
Robert S. Weiss
Chief Operating Officer
The Cooper Companies, Inc.

ACCEPTED AND AGREED:

/s/ Steven M. Neil	January 31, 2005
Signature	Date